Exhibit 99.1

Zymeworks Adopts Limited-Duration Shareholder Rights Plan, Enabling All Shareholders

to Realize Full Value of Company

•	Plan ensures shareholders are protected and treated equitably

•	Does not prevent the Zymeworks Board from engaging on future acquisition proposal that is in the best interests of all shareholders

Vancouver, Canada and Seattle, Washington (June 10, 2022) – Zymeworks Inc. (NYSE: ZYME), a clinical-stage biopharmaceutical company developing next-generation multifunctional biotherapeutics, today announced that its board of directors (the “Board”) has adopted a limited-duration shareholder rights plan (the “Rights Plan”). The Board adopted the Rights Plan in response to the unsolicited, non-binding proposal by All Blue Falcons FZE (“All Blue”) to acquire Zymeworks and All Blue’s continued share accumulations.

The Rights Plan is intended to enable all shareholders to realize the full value of their investment in Zymeworks. The Rights Plan will reduce the likelihood that any entity, person or group gains control of Zymeworks through open market accumulation without paying all shareholders an appropriate control premium. It will also provide the Board with the appropriate time to make informed judgments and take actions that are in the best interests of all shareholders. Finally, the Board believes that the Rights Plan will protect the investment of shareholders during a period of substantial market dislocation in which the current trading value of Zymeworks’ shares does not reflect the inherent value of Zymeworks’ business or its long-term prospects and commercial opportunities.

Zymeworks notes that it is subject to both U.S. and Canadian securities laws. Based on information available to Zymeworks, less than 10% of its outstanding common shares are held by shareholders in Canada. As a result, Canadian securities laws related to the timing of, and process for, any formal offer by All Blue to acquire control of Zymeworks would not be applicable to such an offer. Instead, any formal offer will be governed by U.S. securities laws.

The Rights Plan does not prevent the Board from engaging with parties or accepting an acquisition proposal if the Board believes that it is in the best interests of Zymeworks and its shareholders.

The Rights Plan is similar to shareholder rights plans adopted by other companies in comparable circumstances. Under the Rights Plan, the rights will become exercisable if an entity, person or group acquires beneficial ownership of 10% or more of Zymeworks’ common shares, or 20% in the case of certain passive investors. In the event that the rights become exercisable due to the triggering ownership threshold being crossed, each right will entitle its holder (other than the person, entity or group triggering the Rights Plan, whose rights will become void and will not be exercisable) to purchase, at the then-current exercise price, additional shares of common stock having a then-current market value of twice the exercise price of the right.

The Rights Plan will expire on June 8, 2023.

Additional details regarding the Rights Plan, including the full text of the Rights Plan itself, will be available under Zymeworks’ profile on SEDAR at www.sedar.com or at www.sec.gov as required by applicable rules.

Advisors

Goldman Sachs & Co. LLC and MTS Health Partners, LP are serving as financial advisors, Blake, Cassels & Graydon LLP and Wilson Sonsini Goodrich & Rosati, Professional Corporation are acting as legal counsel, and Kingsdale Advisors is acting as strategic shareholder and communications advisor to Zymeworks.

About Zymeworks Inc.

Zymeworks is a clinical-stage biopharmaceutical company dedicated to the discovery, development and commercialization of next-generation multifunctional biotherapeutics. Zymeworks’ suite of therapeutic platforms and its fully integrated drug development engine enable precise engineering of highly differentiated product candidates. Zymeworks’ lead clinical candidate, zanidatamab, is a novel Azymetric™ HER2-targeted bispecific antibody currently being evaluated in multiple Phase 1, Phase 2, and pivotal clinical trials globally as a targeted treatment option for patients with solid tumors that express HER2. Zymeworks’ second clinical candidate, ZW49, is a novel bispecific HER2-targeted antibody-drug conjugate currently in Phase 1 clinical development and combines the unique design and antibody framework of zanidatamab with Zymeworks’ proprietary ZymeLink™ linker and cytotoxin. Zymeworks is also advancing a deep preclinical pipeline in oncology (including immuno-oncology agents) and other therapeutic areas. In addition, its therapeutic platforms are being leveraged through strategic partnerships with global biopharmaceutical companies. For more information on our ongoing clinical trials visit www.zymeworksclinicaltrials.com. For additional information about Zymeworks, visit www.zymeworks.com and follow @ZymeworksInc on Twitter.

Contacts:

Investor Inquiries:

Jack Spinks

(604) 678-1388

ir@zymeworks.com

Media Inquiries:

Diana Papove

(604) 678-1388

media@zymeworks.com